EXHIBIT 99.1

Repros to Present at the Bank of America Merrill Lynch 2013 Health Care Conference

  Company to Webcast Presentation on May 16, 2013

THE WOODLANDS, Texas, April 29, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced that Joseph S. Podolski, President and CEO of Repros Therapeutics, will be presenting at the Bank of America Merrill Lynch 2013 Health Care Conference in Las Vegas on Thursday, May 16 at 12 PM (PT).

A live and archived webcast of the presentation will be available on the "Events" section of the Company's website, http://www.reprosrx.com.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations: Thomas Hoffmann
         The Trout Group
         (646) 378-2931